Exhibit 99.1

Biostar Pharmaceuticals, Inc. Reports Continued Revenues and Earnings Growth in First Quarter of 2009

Investments in Infrastructure Expected To Positively Effect Performance This Year

New York, New York – May 27, 2009 – Biostar Pharmaceuticals, Inc. (“Biostar” or the “Company”) (OTCBB: BSPM) today reported financial results for the three months ended March 31, 2009.

The Company reported revenue of $7,447,664 for the quarter ended March 31, 2009 as compared to $6,810,259 during the first quarter of 2008.  Net Income for the first quarter 2009 was $1,829,032, or $0.08 per share on a fully diluted basis, versus $1,821,130, or $0.08 per share, respectively, for 2008.

The increase in revenue reflects an increase in sales for four of Biostar’s five state approved drugs. The sales in the four products increased mainly due to the continued implementation of the “Blue Sea” project which markets directly to consumers in the PRC’s rural area through retail pharmacies.

Net income did not increase at the same rate as sales did, primarily due to the increase in Selling General and Administrative (“SG&A”) expenses as a percentage of sales.  SG&A accounted for 33% of sales in the first quarter of 2009 as compared to 30% for the first quarter of 2008, which reflects an increase in staff and marketing budget and expenditure which is expected to benefit the Company’s sales effort going forward.  This increase in SG&A was partially offset by a decrease in the cost of raw materials, as the Sichuan Province is recovering from the devastating earthquake of 2008, and herbal supplies from the province and their prices have returned to their normal levels.

Ronghua Wang, Chairman and Chief Executive Officer of the Company, stated, "I am pleased that we have been able to report continued growth in revenues as we implement our plans to establish Biostar as a leading provider of over-the-counter and prescription treatments for disease and chronic conditions throughout the People’s Republic of China.  The investments we are making in marketing, staff and infrastructure will serve us well into the future.”

Mr. Wang also commented, “In addition to preparing to commence construction on our new raw materials processing facility, we are completing the planning phase of our “Mercury Project,” which should commence in the fourth quarter of this year.  The Mercury Project targets counties within 31 provinces in the PRC to promote our “Gan Wang” Compound, our Paracetamol and Amantadine Hydrochloride Capsule -- an over-the- counter drug for the treatment of influenza.  As with hepatitis, influenza affects a large portion of the population in the People’s Republic of China and there is strong demand for an effective OTC drug to treat the influenza in rural and urban areas.”

BIOSTAR PHARMACEUTICALS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,
	2009	2008
Sales, net	$7,447,664	$6,810,259

Cost of sales	2,658,807	2,638,679

Gross profit	4,788,857	4,171,580

Selling, general and administrative expenses	2,479,984	2,052,678

Income from operations	2,308,873	2,118,902

Other Income (Expense)
Interest income	310	79
Interest expense	-	(13,953)
Total other Income (Expense)	310	(13,874)

Income before income taxes	2,309,183	2,105,028

Provision for income taxes	480,151	283,898

Net income	$1,829,032	$1,821,130

Net income per common share
Basic	$0.08	$0.08
Diluted	$0.08	$0.08

Weighted average common shares outstanding
Basic	23,240,899	22,152,311
Diluted	23,509,458	23,240,899

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$694,645	$758,316
Accounts receivable	13,838,976	11,700,841
Inventories	304,605	315,745
Prepaid expenses and other receivables	3,324,594	2,926,505
Total Current Assets	18,162,820	15,701,407

Property and equipment, net	5,845,925	5,930,467

Intangible assets, net	7,284,037	7,365,765

Total Assets	$31,292,782	$28,997,639

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,573,483	$2,191,976
Customer advances	2,559,308	2,592,250
Value-added tax payable	564,814	527,103
Income tax payable	480,221	413,205
Total Current Liabilities	6,177,826	5,724,534

Stockholders' Equity
Series A, convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Undesignated preferred stock, $.001 par value, 5,000,000 shares authorized,	-	-
Common stock, $.001 par value, 100,000,000 shares authorized,23,240,899 shares issued and outstanding at March 31, 2009 and December 31, 2008	23,241	23,241
Additional paid-in capital	10,430,168	10,430,168
Statutory reserves	1,776,634	1,585,383
Retained earnings	12,634,436	10,996,655
Accumulated other comprehensive income	250,477	237,658
Total Stockholders' Equity	25,114,956	23,273,105

Total Liabilities and Stockholders' Equity	$31,292,782	$28,997,639

ABOUT BIOSTAR PHARMACEUTICALS, INC.

BioStar Pharmaceuticals, Inc., through its wholly-owned subsidiary in China, develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions.  The Company’s most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter (“OTC”) medicine for Chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, BioStar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and ten nutrients. The Company has adopted international standards and is in the process of applying for three patents.

Safe Harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarters ended September 30, 2008 and March 31, 2009, our 10-K for the year ended December 31, 2008, and other recent filings. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

For More Information on Biostar Pharmaceuticals

visit the websites at:
www.biostarpharmaceuticals.com
www.zggbyy.com

email requests to: info@biostarpharmaceuticals.com

call: 866-374-1957  (US)